Exhibit 99.1

MICT Reports Third Quarter 2018 Financial Results

Conference call scheduled for today, November 27 at 9:00 AM ET

Montvale, NJ, November 27, 2018 - MICT, Inc. (NasdaqCM: MICT), a developer and manufacturer of rugged computers, tablets and computer-based systems for the commercial Mobile Resource Management (MRM) market, today announced financial results for the third quarter and nine months ended September 30, 2018.

“During the third quarter, MICT experienced a sharp decline in revenues and gross margins. We believe that with an increasing number of MRM companies having met their Electronic Logging Device, or ELD, mandate, we are now seeing a drop in demand for such products and, as a result, our pipeline has decreased and we have seen a decline in revenues. We are focusing our efforts on the development of new products and services that we believe will serve the future needs of our MRM customers,” stated David Lucatz, Chief Executive Officer of MICT, Inc.

Mr. Lucatz continued by stating that “while we are focusing our efforts on improving our business performance, we are also continuing to negotiate a definitive agreement for the BNN transactions contemplated by the letter of intent announced on July 2, 2018.”

Q3 2018 Financial Highlights

●	Revenue was $2.2 million in the third quarter of 2018, compared to $5.5 million in the third quarter of 2017

●	Gross profit was $54,000 in the third quarter of 2018, compared to $1.5 million in the third quarter of 2017

●	Gross profit margin was 2% in the third quarter of 2018, compared to 27% in the third quarter of 2017

●	Research and development (R&D) expense was $425,000, or 19% of sales, in the third quarter of 2018, compared to $526,000, or 10% of sales, in the third quarter of 2017

●	Selling, general and administrative (SG&A) expense was $2.9 million, or 132% of sales, in the third quarter of 2018, as compared to $1.5 million, or 27% of sales, in the third quarter of 2017

●	Net loss from continuing operation was $4,178,000, or a net loss of $0.28 per basic and diluted share, in the third quarter of 2018, compared to a net loss of $943,000, or a net loss of $0.09 per basic and diluted share, in the third quarter of 2017

●	Non-GAAP net loss from continuing operation was $2,031,000 in the third quarter of 2018, compared to $530,000 in the third quarter of 2017

●	At September 30, 2018, the Company reported cash totaling $2.5 million, working capital of $3.2 million, and $4.9 million in shareholder’s equity

●	Backlog as of September 30, 2018 for Micronet Ltd., the Company’s majority owned subsidiary, was $0.7 million

A reconciliation of GAAP to non-GAAP net loss and loss per share is provided in the table at the end of this press release.

Nine Months 2018 Financial Highlights

●	Revenue was $12.9 million in the first nine months of 2018, compared to $12.0 million in the first nine months of 2017

●	Gross profit was $3.3 million in the first nine months of 2018, compared to $2.7 million in the first nine months of 2017

●	Gross profit margin was 26% in the first nine months of 2018, compared to 22% in the first nine months of 2017

●	R&D expense was $1.5 million, or 11% of sales, for the first nine months of 2018, compared to $1.4 million, or 12% of sales, in the first nine months of 2017

●	SG&A expense was $6.3 million, or 49% of sales, in the first nine months of 2018, compared to $4.4 million, or 37 % of sales, in first nine months of 2017

●	Net loss from continuing operation was $6,610,000, or a net loss of $0.54 per basic and diluted share, for the first nine months of 2018, compared to a net loss of $4,104,000, or a net loss of $0.37 per basic and diluted share, for the first nine months of 2017

●	Non-GAAP net loss from continuing operation was $3,942,000 for the first nine months of 2018, compared to a Non-GAAP loss of $2,045,000 for the first nine months of 2017

A reconciliation of GAAP to non-GAAP net loss and loss per share is provided in the table at the end of this press release.

Conference Call

MICT, Inc. will host a conference call today at 9:00 a.m. ET to discuss the Company's financial results for the third quarter ended September 30, 2018. U.S. callers may dial: 1-888-407-2553. Callers from outside of the U.S. may access the call by dialing: 972-3-918-0685.

A slide presentation accompanying management's remarks can be accessed at www.mict-inc.com

Participants may also access a live webcast of the conference call through the Investor Relations section of MICT’s website at:

www.veidan-stream.com/micronetq3-2018.html

A telephone replay of the call will be available for two weeks at 1-866-276-1485 outside of the U.S.: 972-3-925-5936.

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About MICT, Inc.

MICT, Inc. (NasdaqCM: MICT), through its majority owned subsidiary Micronet Ltd., provides rugged mobile devices for the growing commercial Mobile Resource Management (MRM) market. MICT develops, manufactures and provides mobile computing platforms for the mobile logistics management market in the U.S., Europe and Israel. American manufactured systems are designed for outdoor and challenging work environments in trucking, distribution, logistics, public safety and construction.

Forward-looking Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.These forward-looking statements include, but are not limited to, those statements regarding the proposed series of transactions, and timing of certain events associated therewith, with BNN Technologies PLC, or BNN, those statements regarding our belief that with an increasing number of companies having met their Electronic Logging Device, or ELD, mandate requirements, we are seeing a drop in demand and changes in customers’ needs, our belief that we expect to deliver on our backlog in the fourth quarter of 2018, the timing of the release and success of new market initiatives, projects and product offerings and the potential for a second phase of additional trucks that may require compliance with the ELD mandate. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this presentation are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2017 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction with BNN, if an agreement is consummated, MICT and BNN will prepare a proxy statement/prospectus for MICT’s stockholders and a registration statement on Form S-4 to be filed with the SEC.  MICT’s proxy statement/prospectus will be mailed to MICT’s stockholders that do not opt to receive the document electronically. MICT and BNN urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information.

Such persons can also read MICT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. MICT’s definitive proxy statement/prospectus, which will also be included in the registration statement if a definitive agreement is reached, will be mailed to stockholders of MICT as of a record date to be established for voting on the transactions described in this report. MICT’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: MICT, Inc., 28 West Grand Avenue, Suite 3, Montvale NJ 07645.  These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

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Participants in Solicitation

MICT and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of MICT’s stockholders to be held to approve the transactions if a definitive agreement is reached. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of MICT’s stockholders in connection with the proposed transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about MICT’s executive officers and directors in its Annual Report on Form 10-K, which was filed with the SEC on April 13, 2018. After such filing, you can obtain free copies of these documents from MICT using the contact information above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Micronet or BNN, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE HAS NOT YET COMMENCED. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF MICT.  NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.  THE OFFER WILL BE MADE SOLELY PURSUANT TO THE OFFERING DOCUMENTS.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  IF THE TENDER OFFER IS COMMENCED, A TENDER OFFER STATEMENT ON SCHEDULE TO (THE “TENDER OFFER STATEMENT”) WILL BE FILED WITH THE SEC. IN ADDITION, FOLLOWING DEFINITIVE DOCUMENTATION, MICT INTENDS TO FILE WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.  THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT OF MICT ON SCHEDULE 14D-9, WILL ALSO BE AVAILABLE TO MICT’S STOCKHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV

Contact information:

Tel: (201) 225-0190

info@mict-inc.com

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PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements.

MICT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2018	December 31, 2017
	Unaudited	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$2,172	$2,114
Restricted cash	365	284
Trade accounts receivable, net	2,945	5,183
Inventories	4,295	4,979
Other accounts receivable	594	1,092
Held for sale assets	-	11,656
Total current assets	10,371	25,308

Property and equipment, net	810	910
Intangible assets and others, net	868	1,494
Deferred tax assets	-	542
Long term deposit	731	12
Restricted cash- escrow	477	-
Goodwill	1,466	1,466
Total long term assets	4,352	4,424
Total assets	$14,723	$29,732

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MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2018	December 31, 2017
	Unaudited	(Note 1)
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$2,225	$1,582
Short term credit from others and current portion of long term loans from others	1,852	2,207
Trade accounts payable	1,712	3,973
Other accounts payable	1,329	3,146
Held for sale liabilities	-	11,338
Total current liabilities	7,118	22,246
Long term loans from bank	888	-
Long term loans from others	1,200	1,379
Accrued severance pay, net	130	133
Long term escrow	477	-
Total long term liabilities	2,695	1,512

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 25,000,000 shares authorized, 9,342,115 and 8,645,650 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively.	9	8
Additional paid in capital	11,866	10,881
Accumulated other comprehensive loss	(439)	(363)
Accumulated loss	(10,137)	(10,147)
MICT, Inc. stockholders’ equity	1,299	379

Non-controlling interests	3,611	5,595

Total equity	4,910	5,974

Total liabilities and equity	$14,723	$29,732

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MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(USD In Thousands, Except Share and Earnings Per Share Data)

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2018	2017	2018	2017

Revenues	$12,897	11,937	2,216	5,473
Cost of revenues	9,589	9,286	2,162	3,969
Gross profit	3,308	2,651	54	1,504

Operating expenses:
Research and development	1,457	1,430	425	526
Selling and marketing	1,217	1,330	383	480
General and administrative	5,070	3,077	2,544	1,033
Amortization of intangible assets	652	737	214	267
Total operating expenses	8,396	6,574	3,566	2,306

Loss from operations	(5,088)	(3,923)	(3,512)	(802)
Financial expenses, net	956	177	104	134
Loss before provision for income taxes	(6,044)	(4,100)	(3,616)	(936)
Provision for income taxes	566	4	562	7

Net loss from continued operation	(6,610)	(4,104)	(4,178)	(943)
Net profit (loss) from discontinued operation (includes capital gain from disposal amounting to $6,844)	4,894	(1,738)	-	(609)
Total net loss	(1,716)	(5,842)	(4,178)	(1,552)
Net loss attributable to non-controlling interests	(1,726)	(1,604)	(1,542)	(257)

Net profit (loss) attributable to MICT, Inc.	10	(4,238)	(2,636)	(1,295)

Earnings (loss) per share attributable to MICT, Inc.
Basic and diluted loss per share from continued operation	$(0.54)	(0.37)	(0.28)	(0.09)
Basic and diluted earnings (loss) per share from discontinued operation	0.54	(0.26)	-	(0.08)

Weighted average common shares outstanding:	9,107,034	6,778,300	9,342,155	7,213,924

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Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States, or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures are outlined below:

●	Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to the through the acquisition of Beijer Electronics, Inc. in 2014. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to this transaction. The amortization of acquired intangible assets is non-cash charges. We believe that such changes do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre- and post-transaction operating results.

●	Stock-based compensation – Stock based compensation consists of share based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to our operational performance.

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The following table reconciles, for the periods presented, GAAP net loss from continued operation attributable to MICT, Inc. to non-GAAP net loss attributable to MICT, Inc.:

	Nine months ended September 30,
	(Dollars in thousands, other than share and per share amounts)
	2018	2017
GAAP net loss from continued operation	$(6,610)	$(4,104)
GAAP net loss attributable to non-controlling interests	(1,726)	(1,604)
GAAP net loss attributable to MICT, Inc. from continued operation	$(4,884)	$(2,500)
Amortization of acquired intangible assets	325	384
Stock-based compensation and shares issued to service providers	617	74
Income tax-effect of above non-GAAP adjustments	-	(3)
Total Non-GAAP net loss attributable to MICT, Inc.	$(3,942)	$(2,045)
Non-GAAP net loss per share attributable to MICT, Inc. continued operation	(0.43)	(0.30)
Shares used in per share calculations	9,107,034	6,778,300
GAAP net loss per share attributable to MICT, Inc. continued operation	(0.54)	(0.37)
Shares used in per share calculations	9,107,034	6,778,300

	Three months ended September 30,
	(Dollars in thousands, other than share and per share amounts)
	2018	2017
GAAP net loss from continued operation	$(4,178)	$(943)
GAAP net loss attributable to non-controlling interests	(1,542)	(257)
GAAP net (loss attributable to MICT, Inc. continued operation	$(2,636)	$(686)
Amortization of acquired intangible assets	107	134
Stock-based compensation and shares issued to service providers	498	22
Income tax-effect of above non-GAAP adjustments	-	-
Total Non-GAAP net loss attributable to MICT, Inc.	$(2,031)	$(530)
Non-GAAP net loss per share attributable to MICT, Inc. continued operation	(0.22)	(0.07)
Shares used in per share calculations	9,342,115	7,213,294
GAAP net loss per share attributable to MICT, Inc. continued operation	(0.28)	(0.09)
Shares used in per share calculations	9,342,115	7,213,294

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